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                                                                     Exhibit 5.1

                           KELLEY DRYE & WARREN LLP
                                101 Park Avenue
                              New York, NY 10178
                           Telephone: (212) 808-7800

                               November 18, 1999

KMC Telecom Holdings, Inc.
KMC Telecom Financing, Inc.
1545 Route 206, Suite 300
Bedminster, New Jersey 07921

Ladies and Gentlemen:

          We are acting as counsel to KMC Telecom Holdings, Inc. (the "Company") and KMC Telecom Financing, Inc. (the "Guarantor", a wholly-owned subsidiary of the Company and together with the Company, the "Registrants"), each a corporation organized under the laws of the State of Delaware, in connection with the offer to exchange (the "Exchange Offer") one $1,000 principal amount of the Company's 13 1/2% Senior Notes due May 15, 2009 (the "Exchange Notes") which have been guaranteed by the Guarantor (the "Guarantee") for each $1,000 principal amount of the Company's outstanding 13 1/2% Senior Notes due May 15, 2009 (the "Original Notes"), and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by the Company for the purpose of registering the Exchange Notes and the Guarantee under the Securities Act of 1933, as amended (the "Act"). The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of May 24, 1999 (the "Indenture"), between the Company, the Guarantor and The Chase Manhattan Bank, as Trustee. Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates of comparable documents of public officials and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, to conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

          Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming the due authorization, execution and delivery by the Trustee of the Indenture, (i) the Indenture has been duly authorized, executed and delivered by, and is a
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valid and binding agreement of the Company and the Guarantor, as the case may be, enforceable in accordance with its terms and (ii) the Exchange Notes have been duly authorized by, and when executed and authenticated in accordance with the provisions of the Indenture will constitute valid and legally binding obligations of, the Company, entitled to the benefits of the Indenture and (iii) the Guarantee has been duly authorized, executed and delivered by the Guarantor and will constitute a valid and legally binding obligation of the Guarantor.

          Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to, or affecting, creditors rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the laws of the State of New York, the General Corporation Law of Delaware and the federal law of the United States of America.

          We hereby consent the description of our opinion and to the reference to our firm under the caption "Certain United States Federal Income Tax Considerations" and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the categories of persons whose consent is required under Section 7 of the Act.


                              Very truly yours,



                              /s/ Kelley Drye & Warren LLP